Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Andrew Wamser (954) 769-7023 wamsera@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com

AutoNation Announces December 2015 Reported Retail New Vehicle Unit Sales
Increased 9% versus December 2014

•	Reported retail new vehicle unit sales in the fourth quarter of 2015 increased 6% versus the fourth quarter 2014

•	Expects to report that fourth quarter new and used gross profit per vehicle retailed both declined in the range of $250 to $300 on a year-over-year basis
FORT LAUDERDALE, Fla., January 6, 2016 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that it reported to automotive manufacturers, based on their respective sales transaction reporting standards, retail sales of 35,962 new vehicles in December 2015, an increase of 9% as compared to December 2014. Unit volumes in December and the fourth quarter of 2015 were achieved with significant retail discounts, especially in the Premium Luxury segment. For the fourth quarter of 2015, AutoNation currently expects to report, with its fourth quarter financial results, a decline in both new and used gross profit per vehicle retailed in the range of $250 to $300, as compared to the fourth quarter of 2014.
“The fourth quarter industry sales environment was more push versus pull. As a consequence, we expect to report significant margin declines for the fourth quarter in both our new and used retail unit sales. We have begun, and will continue through the first quarter, to take the necessary steps to align our costs, inventory, and pricing strategy to adjust to the current market. In 2016, we expect industry new vehicle unit sales will continue to exceed 17 million,” stated Mike Jackson, Chairman, CEO and President.
December 2015 reported retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	10,985 for Domestic, up 16% versus December 2014,

•	15,985 for Import, up 9% versus December 2014, and

•	8,992 for Premium Luxury, up 2% versus December 2014.

On a same-store basis, reported retail new vehicle unit sales in December 2015 increased 5% as compared to December 2014. Industry reporting for December 2015 includes three more calendar days than for December 2014.

Reported retail new vehicle unit sales in the fourth quarter of 2015 were 89,764, an increase of 6% as compared to the fourth quarter of 2014. Fourth quarter 2015 reported retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	27,405 for Domestic, up 10% versus fourth quarter of 2014,

•	41,033 for Import, up 4% versus fourth quarter of 2014, and

•	21,326 for Premium Luxury, up 4% versus fourth quarter of 2014.

On a same-store basis, reported retail new vehicle unit sales in the fourth quarter of 2015 increased 3% as compared to the fourth quarter of 2014.

Reported retail new vehicle unit sales for full year 2015 were 343,753, an increase of 7% as compared to full year 2014. Full year 2015 reported retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	107,356 for Domestic, up 10% versus full year 2014,

•	161,108 for Import, up 3% versus full year 2014, and

•	75,289 for Premium Luxury, up 14% versus full year 2014.

On a same-store basis, reported retail new vehicle unit sales in full year 2015 increased 5% as compared to full year 2014.

AutoNation expects to report January 2016 retail new vehicle unit sales on Wednesday, February 3, 2016.

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The reported retail new vehicle unit sales information provided in this news release is based on unaudited sales reports provided by our stores to the applicable automotive manufacturers (excluding units sold by the Honda store that we acquired in the Seattle-Bellevue market in the state of Washington in December 2015, which units will be included in the Company’s reported retail new vehicle unit sales news releases beginning with the release for the month of January 2016). These reports are prepared based on the sales transaction reporting standards established by the applicable automotive manufacturers, which differ from revenue recognition and other requirements under generally accepted accounting principles (“GAAP”). For example, the classification of certain transactions as retail sales under the standards established by certain such manufacturers differs under GAAP. Transactions reported as retail sales herein include vehicles placed into certain manufacturer-approved demonstrator vehicle and service loaner programs, which, under GAAP, are not retail sales until such vehicles are sold by our stores to retail customers as new or used vehicles, typically in subsequent periods. Manufacturers sometimes provide marketing incentives to place vehicles into such programs during particular periods. In addition, the sales reports are based on the time periods set by the automotive manufacturers for reporting monthly sales, which generally differ from the calendar month and may be modified by particular manufacturers from time to time. As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, reported retail sales are subject to seasonal trends. Consequently, reported retail sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the U.S. Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2014 and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional information regarding our business. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

NOTE: Due to a systems malfunction with its retail reporting system, Mercedes-Benz USA (“MBUSA”) delayed its reporting of November 2015 vehicle sales by one calendar day. AutoNation’s November and December 2015 reported retail new vehicle unit sales are based on the original industry reporting calendar for each of November and December 2015.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Words such as “anticipates,” “expects,” “intends,” “goals,” “plans,” “believes,” “continues,” “may,” “will,” and variations of such words and similar expressions are intended to identify such forward-looking statements.

Statements regarding our preliminary estimates of new and used gross profit per vehicle retailed for the fourth quarter of 2015 are forward-looking statements. The preliminary estimates included in this news release are unaudited and based on preliminary information about the fourth quarter of 2015 and may change. We have not completed our normal quarter-end closing and review processes for the fourth quarter of 2015, and our actual results could differ materially from the preliminary information included in this news release. In addition, the preliminary information has been prepared by management, and our independent accountants have not completed their audit or review of such information. Further, the preliminary information should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for any future periods.

The forward-looking statements contained in this news release speak only as of the date of this news release, and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

About AutoNation, Inc.
AutoNation is America’s largest automotive retailer, currently owning and operating 342 new vehicle franchises from coast to coast. AutoNation sold its 10 millionth vehicle in 2015, the first automotive retailer to reach this milestone. AutoNation is also the only automotive retailer to guarantee every vehicle retailed is recall-free. A commitment to delivering a peerless experience through customer-focused sales and service processes is what drives AutoNation’s success. In 2015, AutoNation committed $1,000,000 to support the Breast Cancer Research Foundation through its Drive Pink Campaign. AutoNation is transforming the automotive industry through bold leadership, technology and innovation.

Please visit investors.autonation.com, www.autonation.com, www.autonationdrive.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.